Exhibit 5.2

Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

October 2, 2025

Board of Directors

Invivyd, Inc.

209 Church Street

New Haven, CT 06510

To the addressee referred to above:

We are acting as counsel to Invivyd, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $75,000,000 of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), from time to time and at various prices in an “at the market offering” pursuant to the terms of the Controlled Equity OfferingSM Sales Agreement, dated December 22, 2023 (the “Agreement”), by and between the Company and Cantor Fitzgerald & Co., as sales agent. The offering of the Shares by the Company is being made pursuant to its registration statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on the date hereof (as may be amended from time to time, the “Registration Statement”), including a base prospectus (the “Base Prospectus”) that forms a part thereof and a prospectus supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

Invivyd, Inc.	October 2, 2025

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Agreement, which issuance shall not exceed the Maximum Amount (as defined in the Agreement), and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee designated by the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing of the Registration Statement and Prospectus relating to the offer and sale of the Shares, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP